Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent oil and gas consultants, Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in the Registration Statement on Form S-8 of Chesapeake Energy Corporation to be filed on or about March 4, 2013, of all references to our firm and information from our reserves report dated January 15, 2013 included in or made a part of the Chesapeake Energy Corporation Annual Report on Form 10-K for the year ended December 31, 2012 filed with the U.S. Securities and Exchange Commission on March 1, 2013.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (SCOTT) REES III, P.E.
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
March 4, 2013